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                                                                   Exhibit 99.5

                                 [LETTERHEAD]




                       Report of Independent Accountants


Dayton Hudson Corporation,
its Officers and Directors
       and
Dayton Hudson Receivables Corporation,
its Officers and Directors
As Transferor
       and
Retailers National Bank
its Officers and Directors
As Servicer
       and
Norwest Bank, National Association
As Trustee


We have audited, in accordance with generally accepted auditing standards, the statements of financial condition of Retailers National Bank ("the Bank"), as of December 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for the years then ended and have issued our report thereon dated January 26, 1998.

Our audit, referred to in the preceding paragraph, included procedures applied to the documents and records relating to the servicing of credit card receivables under the Dayton Hudson Credit Card Master Trust Pooling and Servicing Agreement ("the Pooling and Servicing Agreement") dated as of September 13, 1995. Our procedures were as follows:

Documents and records relating to the servicing of credit card receivables under the Pooling and Servicing Agreement:

  1. We selected a sample of 150 customer accounts with Dayton Hudson Corporation credit transactions as of May 31, 1998 (Sample of Accounts). We compared the customer account number and receivable balances as of May 31, 1998 for Dayton's, Hudson's, and Marshall Fields (DSD Stores), Target and Mervyn's, to the corresponding History Reports on-line.

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                                     -2-


  2. We read the transaction detail for each account in our Sample of Accounts, and noted those with purchases posted subsequent to April 1, 1998, but prior to May 31, 1998. For the items noted, we then compared the information on the transaction detail to the cash register receipt copies signed by the customers as of the date indicated on the History Report.

  3. We selected a sample of twenty accounts from the Sample of Accounts using Random Number Generation Software with the criteria that the account had at least two payments shown on the History Report. We compared the amount of the most recent payment posted prior to May 31, 1998 to the amount shown on copies of checks maintained on file. We also agreed the applicable customer name and account number.

  4. We selected a sample of ten accounts from the Sample of Accounts which had an amount shown as finance charges as of a billing cycle date prior to May 31, 1998. We recalculated the finance charge for the applicable billing cycle by using the beginning balance from a previous cycle, average daily balance, and all transactions occurring in the billing cycle. We compared the recalculated finance charge to the corresponding amounts shown on the History Report.

  5. We selected a sample of ten accounts from the Sample of Accounts which had no finance charge amount as of a billing cycle prior to May 31, 1998. We agreed purchase amounts and payments to their respective purchase receipts and payment checks. Once agreed, receipts and payments were compared to verify no finance charge was billed.

  6. We read the on-line note screens for Mervyn's, Target and DSD, for all 150 accounts in our Sample of Accounts to identify record of any customer disputes.

  7. We selected a sample of ten accounts from the Sample of Accounts using Random Number Generation Software to read the credit applications. We compared the customer name and account number per the History Report to the credit application.

  8. We documented the process of preparing the migration analysis to support the allowance for credit loss. We performed clerical tests of the underlying formulas and traced aging information to supporting cycle documentation tested above. We also assessed the adequacy of the allowance for credit losses.

  9. We analytically reviewed allowance-related ratios (e.g., allowance as a percentage of total credit card receivables, year-to-date write-offs as a percentage of the allowance, year-to-date write-offs as a percentage of average loan balances) comparing the ratios for the periods referred to in the introductory paragraph of this letter.

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The results of the procedures described above provided satisfactory evidential matter for the purposes of our audit of the financial statements, referred to in the introductory paragraph of this letter, taken as a whole.

This report is intended solely for the use of the specified users listed above and should not be used by for any other purpose.

                                               Very truly yours,

                                             /s/ Ernst & Young LLP


January 26, 1999